                                  LAW OFFICES


                           DRINKER BIDDLE & REATH LLP

                      PHILADELPHIA NATIONAL BANK BUILDING
                              1345 CHESTNUT STREET
                          PHILADELPHIA, PA  19107-3496
                           Telephone: (215) 988-2700
                              Fax: (215) 988-2757


                                 June 20, 1997

VIA EDGAR TRANSMISSION
----------------------

Securities and Exchange Commission
450 Fifth Street, N.W.,
Washington, D.C. 20549

          Re: Eastern Environmental Services Inc. Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-28627) 1996 Stock Option Plan
               ------------------------------------------------------------

Ladies and Gentlemen:

     On behalf of the above referenced registrant (the "Registrant"), I am transmitting electronically for filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-28627) with exhibits. No filing fee is required for the filing.

     Please direct any questions regarding the Form S-8 to me at (215) 988-2617.


                                 Very truly yours,

                                 /s/ Joseph J. Kornblum

                                 Joseph J. Kornblum

     As filed with the Securities and Exchange Commission on June 20, 1997

                                         Registration Statement No. 333-28627


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              ------------------
                        POST-EFFECTIVE AMENDMENT NO. 1
                        ------------------------------
                                      to
                                      --
                                 F O R M  S-8

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                          --------------------------

                     EASTERN ENVIRONMENTAL SERVICES, INC.
--------------------------------------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)


                 Delaware                              59-2840783
      --------------------------------          -----------------------
      (State or other jurisdiction of             (I.R.S. Employer
       incorporation or organization)              Identification No.)

                              1000 Crawford Place
                         Mt. Laurel, New Jersey 08054
                                (609) 235-6009
            --------------------------------------------------------
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                     EASTERN ENVIRONMENTAL SERVICES, INC.
                            1996 Stock Option Plan
                            ----------------------
                           (Full title of the plan)

                        Louis D. Paolino, Jr., Chairman
              of the Board, President and Chief Executive Officer
                              1000 Crawford Place
                         Mt. Laurel, New Jersey 08054
                                (609) 235-6009
                  -------------------------------------------
                    (Name and address of agent for service)

                                (609) 235-6009
                                --------------
         (Telephone number, including area code, of agent for service)

                 Please send copies of all communications to:
                         H. John Michel, Jr., Esquire
                          Drinker Biddle & Reath LLP
                             1345 Chestnut Street
                     Philadelphia, Pennsylvania 19107-3496

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
                                         Proposed maximum      Proposed maximum
Title of Shares to     Amount to be     offering price per    aggregate offering      Amount of
  be registered       registered (1)        share (2)             price (2)        registration fee(3)
------------------------------------------------------------------------------------------------------
 Common Stock            75,000             $ 5.25            $   393,750.00
 ($.01 par value)
------------------------------------------------------------------------------------------------------
                         30,000             $ 5.38            $   161,400.00
------------------------------------------------------------------------------------------------------
                        325,000             $ 5.75            $ 1,868,750.00
------------------------------------------------------------------------------------------------------
                         17,433             $ 6.25            $   108,956.25
------------------------------------------------------------------------------------------------------
                        250,000             $ 6.33            $ 1,582,500.00
------------------------------------------------------------------------------------------------------
                         30,000             $ 6.38            $   191,400.00
------------------------------------------------------------------------------------------------------
                         57,500             $ 6.50            $   373,375.00
------------------------------------------------------------------------------------------------------
                        484,010             $ 6.63            $ 3,208,986.30
------------------------------------------------------------------------------------------------------
                        100,000             $ 6.83            $   683,000.00
------------------------------------------------------------------------------------------------------
                         50,000             $ 6.88            $   344,000.00
------------------------------------------------------------------------------------------------------
                         39,000             $ 7.25            $   282,750.00
------------------------------------------------------------------------------------------------------
                         15,000             $ 8.00            $   120,000.00
------------------------------------------------------------------------------------------------------
                         50,000             $ 8.50            $   425,000.00
------------------------------------------------------------------------------------------------------
                          5,000             $ 9.00            $    45,000.00
------------------------------------------------------------------------------------------------------
                        142,800             $10.875           $ 1,552,950.00
------------------------------------------------------------------------------------------------------
                        122,500             $13.00            $ 1,592,500.00
------------------------------------------------------------------------------------------------------
                        706,757             $14.4375          $10,203,804.19
------------------------------------------------------------------------------------------------------
     TOTAL            2,500,000                               $23,141,121.74           $7,013
======================================================================================================

(1) Pursuant to Rule 416(a), this Registration Statement also registers such indeterminate number of additional shares as may become issuable under the Plan in connection with share splits, share dividends or similar transactions.

(2) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. As to shares subject to outstanding but unexercised options, the price and fee are computed based upon the price at which such options may be exercised. As to the remaining shares, the price and fee are computed based upon $14.4375, the average of the high and low prices for the common stock reported on the NASDAQ National Market System on June 2, 1997.

(3) Fee previously paid with filing of the Registration Statement on June 6, 1997. No fee is due for the filing of this Post-Effective Amendment No. 1 to the Registration Statement.

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

             The following documents which have been filed by Eastern Environmental Services, Inc. (the "Registrant" or the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

             (a) The Company's Annual Report on Form 10-K for the year ended June 30, 1996 (filed October 1, 1996) (as amended on Form 10-K/A filed October 28, 1996);

             (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996 (filed November 14, 1996), December 31, 1996 (filed February 15, 1996) and March 31, 1997 (filed May 15, 1997), (as amended on Form 10-Q/A filed May 16, 1997);

             (c) the Company's Current Reports on Form 8-K dated June 21, 1996 (filed July 4, 1996), July 2, 1996 (filed July 17, 1997) (as amended on Forms 8-K/A filed September 16, 1996, May 13, 1997 and June 6, 1997), September 27, 1996 (filed October 12, 1996) (as amended on Form 8-K/A filed December 9, 1996 and June 6, 1997), December 10, 1996 (filed December 24, 1996) (as amended on Form 8-K/A filed February 11, 1997 and June 6, 1997), January 31, 1997 (filed February 15, 1997) (as amended on Form 8-K/A filed April 15, 1997), March 31, 1997 (filed April 9, 1997) (as amended on Form 8-K/A filed May 15, 1997), May 8, 1997 (filed May 22,
      1997) and May 12, 1997 (filed May 22, 1997);

             (d) the description of the common stock, par value $.01 per share, of the Company (the "Common Stock") contained in the Company's Registration Statement on Form 8-A (File No. 0-16012), filed with the Securities and Exchange Commission, including any amendments or reports filed for the purpose of updating such description;

             (e) the Company's financial statements as of June 30, 1996 and June 30, 1995 and for each of the three years in the period ended June 30, 1996 included in Form S-3 filed with the Securities and Exchange Commission on May 16, 1997; and

             (f)   all other reports filed pursuant to Sections 13(a) or (15)
      (d) of the Securities Exchange Act of 1934 since June 30, 1997.

             All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.      Description of Securities.

             Not applicable because the Common Stock, which is the class of securities offered pursuant to this Registration Statement, is registered under the Exchange Act.

Item 5.      Interests of Named Experts and Counsel.

             Not applicable.

Item 6.    Indemnification of Directors and Officers.

                Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines such person is fairly and reasonable entitled to indemnity for such expenses.

           Article Tenth, Paragraph (a) of the Company's Certificate of Incorporation, as amended, provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such proceeding is alleged action in any official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such indemnification continues as to a person who has ceased to be director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, and inures to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph (b) of the Article Tenth (as described below), the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. Article Tenth, Paragraph (a) of the Company's Certificate of Incorporation further provides that such right to indemnification shall be a contact right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, provided however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the Certificate of Incorporation or otherwise. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers. The foregoing right to indemnification and advancement of expenses is not exclusive.

          Article Tenth, Paragraph (b) of the Company's Certificate of Incorporation provides further that if a claim described under Paragraph (a) of Article Tenth is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Company to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          As permitted by Article Eleventh of the Certificate of Incorporation and Section 145 (g) of the DGCL, the directors and officers of the Company and its subsidiaries are covered by policies of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers; the Company is similarly insured, with respect to certain payments it might be required to make to its directors or officers under the applicable statutes and its charter provisions.

          Reference is made to Item 9 of this Registration Statement for additional information regarding indemnification of directors and officers.

Item 7.   Exemption from Registration Claimed.

          No restricted securities are being reoffered or resold pursuant to this Registration Statement.

Item 8.   Exhibits.

4         Eastern Environmental Services, Inc. 1996 Stock Option Plan.

5       Opinion of Drinker Biddle & Reath LLP.

23.1    Consent of Ernst & Young LLP.

23.2    Consent of Bardall, Weintraub P.C.

23.3    Consent of BDO Seidman, LLP.

23.4    Consent of Boyer & Ritter.

23.5    Consent of B.J. Klinger & Co. P.C.

23.6    Consent of Paternostro, Callahan & DeFreitas, LLP.

23.7    Consent of Daniel P. Irwin and Associates P.C.

23.8    Consent of Drinker Biddle & Reath LLP (Included in Exhibit 5).

25(a)   Powers of Attorney.


Item 9. Undertakings

    1.  Undertakings Required by Regulation S-K Item 512(a)
        ---------------------------------------------------
        The undersigned Registrant hereby undertakes as follows:

        (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the
--------  -------
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2.   Undertakings Required by Regulation S-K Item 512(b).
          ---------------------------------------------------

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.   Undertakings Required by Regulation S-K Item 512 (h).
          ----------------------------------------------------

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mt. Laurel, New Jersey, on June 19, 1997.

                                  EASTERN ENVIRONMENTAL SERVICES, INC.

                                  By:/s/ Louis D. Paolino, Jr.
                                     ----------------------------------
                                        Louis D. Paolino, Jr.,
                                        Chairman of the Board,
                                        Chief Executive Officer
                                        and President

*  1 moved from here; text not shown

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                       Title                      Date
     ---------                       -----                      ----
/s/ Louis D. Paolino, Jr.     Chairman of the Board,         June 19, 1997
------------------------      Chief Executive Officer,
    Louis D. Paolino, Jr.     President and Director
                              (Principal Executive
                              Officer)

/s/ Gregory M. Krzemien       Chief Financial Officer        June  19, 1997
------------------------      and Treasurer
    Gregory M. Krzemien       (Principal Financial and
                              Accounting Officer)

*2 moved from here; text not shown
           *                  Director                       June 19, 1997
------------------------
   George O. Moorehead


*3 moved from here; text not shown
           *                  Director                       June 19, 1997
------------------------
   Kenneth C. Leung

*Gregory M. Krzemien, pursuant to a Power of Attorney executed by each of the directors and officers noted above and included on the signature page of the initial filing of this Registration Statement, by signing his name hereto, does hereby sign and execute this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above, in the capacities indicated, and does hereby sign and execute this Post-Effective Amendment No. 1 to the Registration
Statement in the capacity indicated.

*/s/ Gregory M. Krzemien
-------------------------
     Gregory M. Krzemien

                                     - 8 -

                                 EXHIBIT INDEX


Exhibit No.              Description                                      Page
-----------              -----------                                      ----
4                        Eastern Environmental Services, Inc.              10
                         1996 Stock Option Plan

5                        Opinion of Drinker Biddle & Reath LLP             18

23.1                     Consent of Ernst & Young LLP                      21

23.2                     Consent of Bardall, Weintraub P.C.                23

23.3                     Consent of BDO Seidman, LLP                       25

23.4                     Consent of Boyer & Ritter                         27

23.5                     Consent of B.J. Klinger & Co. P.C.                29

23.6                     Consent of Paternostro, Callahan &                31
                         DeFrietas, LLP

23.7                     Consent of Daniel P. Irwin and                    33
                         Associates P.C.

23.8                     Consent of Drinker Biddle & Reath LLP
                         (Included in Exhibit 5)

25                       Powers of Attorney                                35

                                     - 9 -